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                                                                    Exhibit 99.1

                                                                   [i-STAT LOGO]

FOR MORE INFORMATION CONTACT:
Roger J. Mason, Chief Financial Officer
(609) 469-0305, http://www.i-stat.com


   i-STAT CORPORATION FILES FORM 10-K WITH SECURITIES AND EXCHANGE COMMISSION
               2001 Form 10-K Includes Adjustments to 2001 Results

         EAST WINDSOR, NJ, April 1, 2002 - i-STAT Corporation (Nasdaq: STAT), a leading manufacturer of point-of-care diagnostic systems for blood analysis, today announced that it is filing its 2001 Form 10-K that includes two adjustments from its previously announced 2001 results of operations.

         First, because of higher than usual quality check rejection rates of certain cartridges being experienced by its customers, the Company has recorded additional reserves in the amount of $1.3 million, in order to reflect the cost of inventory write-offs and potential product inventory replacements. Although the matter has been resolved, the Company does expect to take an additional reserve of approximately $1.6 million during the first quarter of 2002.

         Second, the Company recorded $0.8 million of additional accretion of preferred stock. The additional accretion relates to the treatment of financing costs for the Company's two financing transactions in 2001. A corresponding increase was made to additional paid-in capital on the Company's December 31, 2001 consolidated balance sheet. This adjustment was made after a reassessment by the Company's outside auditors, of advice previously provided to the Company.

         As a result of the foregoing adjustments, the Company's consolidated condensed statements of operations have been adjusted as follows (in thousands of dollars, unaudited):

                                          Third Quarter 2001        Fourth Quarter 2001          Full Year 2001
                                         Original     Revised      Original     Revised      Original      Revised
                                         --------     -------      --------     -------      --------      -------
Total net revenues                       $14,586      $14,586      $17,551      $17,551      $ 58,832      $ 58,832

Cost of products sold                     11,574       11,574       12,712       13,963        46,857        48,108
Total operating expenses                  17,384       17,384       20,119       21,370        82,737        83,988

Operating loss                            (2,798)      (2,798)      (2,568)      (3,819)      (23,905)      (25,156)

Other income and tax benefit                 192          192        1,253        1,253         1,936         1,936
                                         -------      -------      -------      -------      --------      --------

Net loss                                  (2,606)      (2,606)      (1,315)      (2,566)      (21,969)      (23,220)

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
Accretion of Preferred Stock              (2,254)      (2,622)       1,293          888          (961)       (1,734)
Dividend on Preferred Stock                   --           --         (133)        (133)         (133)         (133)
                                         -------      -------      -------      -------      --------      --------

Net loss available to
Common Stockholders                     ($ 4,860)    ($ 5,228)    ($   155)    ($ 1,811)    ($ 23,063)    ($ 25,087)
                                         =======      =======      =======      =======      ========      ========

Basic and diluted net loss available
to Common Stockholders                  ($  0.25)    ($  0.27)    ($  0.01)    ($  0.09)    ($   1.22)    ($   1.33)
                                         =======      =======      =======      =======      ========      ========

Shares used in computing basic
and diluted net loss available
to Common Stockholders                        19,306,880                19,822,672                 18,920,956


         i-STAT Corporation develops, manufactures and markets diagnostic products for blood analysis that provide health care professionals critical diagnostic information accurately and immediately at the point of patient care. Through the use of advanced semiconductor manufacturing technology, established principles of electrochemistry and state-of-the-art computer electronics, i-STAT developed the world's first hand-held automated blood analyzer capable of performing a panel of commonly ordered blood tests on two or three drops of blood in just two minutes at the patient's side.

         Certain statements in this press release may relate to future events and expectations and as such constitute "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Such factors include, among others, competition from existing manufacturers and marketers of blood analysis products who have greater resources than the Company, economic and geopolitical conditions affecting the Company's target markets, the uncertainty of new product development initiatives, the ability to attract and retain key scientific, technological and management personnel, dependence upon limited sources for product manufacturing components, upon a single manufacturing facility and upon innovative and highly technical manufacturing techniques, market resistance to new products and point-of-care blood diagnosis, inconsistency in customer order patterns, domestic and international regulatory constraints, uncertainties of international trade, pending and potential disputes concerning ownership of intellectual property, availability of capital upon favorable terms and dependence upon and contractual relationships with strategic partners, particularly Abbott Laboratories. See additional discussion under "Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission.